Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated March 21, 2018

Relating to Preliminary Prospectus dated March 12, 2018

Registration No. 333-223182

Dropbox, Inc.

Update and Supplement to Preliminary Prospectus

Dated March 12, 2018

This free writing prospectus relates to the initial public offering of Class A common stock of Dropbox, Inc. (“Dropbox”) and updates and supplements the preliminary prospectus dated March 12, 2018 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to this offering of our Class A common stock. On March 21, 2018, Dropbox filed Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of our Class A common stock (“Amendment No. 2”), which Amendment No. 2 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 2, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1467623/000119312518089786/d553522ds1a.htm

The Updated Preliminary Prospectus reflects (i) an increase in the estimated initial public offering price per share of our Class A common stock from $16.00 and $18.00 per share to $18.00 to $20.00 per share (the “Price Range Increase”), and (ii) changes related to the Price Range Increase. Please refer to the link above to Amendment No. 2 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Dropbox has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus in that registration statement and other documents Dropbox has filed with the SEC for more complete information about Dropbox and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, email: prospectus-ny@ny.email.gs.com, telephone: 1-866-471-2526, fax:1-212-902-9316; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866-803-9204 or by email at prospectus-eq_fi@jpmchase.com.